James E. Slayton, CPA
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2858 West Market Street
Suite C
Fairlawn, Ohio  44333
1-330-869-6704



Securities and Exchange Commission                January 16, 2001
Washington D.C. 20549

Dear madam/sir,

I hereby resign as the accountant for ALD Services, Inc., (the Company). I previously reported on the Company's financial statements for the period ending December 31, 2000. The letter terminating my appointment was dated January 16, 2001.

The audit report dated January 12, 2001, was unqualified except for an explanatory paragraph disclosing a going concern problem.

During the Company's two most recent fiscal years and the subsequent interim period preceding the change in accountants, there were no disagreements between the Company and myself with respect to any matter of accounting principles, financial statement disclosure or auditing scope.

I have read the Company's statements contained in the amended Form 8-K and Agree with them except that I am not in a position to agree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors, or that G. Brad Beckstead, CPA was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Sincerely,

/s/ James E. Slayton
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James E. Slayton


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